Exhibit 99.1

CONTACT INFORMATION:

SRA Media Relations:
Sheila S. Blackwell
703.227.8345 sheila_blackwell@sra.com

SRA Investor Relations:
David Keffer
703.502.7731 david_keffer@sra.com

SRA Announces Establishment of

Executive Office

FAIRFAX, Va., Dec. 22, 2008 — SRA International, Inc. (NYSE: SRX) Board of Directors today announced the establishment of the Executive Office of the Chairman, whose members will include SRA Chairman Ernst Volgenau, President and Chief Executive Officer (CEO) Stan Sloane and, as Chief Operating Officer (COO) and Executive Vice President, Tim Atkin. The Executive Office of the Chairman will set the company’s strategic direction and oversee its execution. The Executive Office will focus on strengthening the company’s operations with particular emphasis on accelerating the growth of SRA core services and existing product lines.

Volgenau founded SRA in 1978 and remains its largest shareholder. He has served as Chairman of the SRA Board of Directors since October 2003, and led the company as President and CEO for 26 years.

Commenting on the new management structure, Volgenau said, “I support the Board’s decision to create the Executive Office of the Chairman and look forward to working with Stan and Tim. The SRA core business is very strong, but we have experienced some challenges recently. Together we will work to recapture our momentum while focusing on our core values of Honesty and Service®, which have made SRA one of the leaders in our market.”

Commenting on the announcement, Sloane added that he was pleased that Atkin will accept new, expanded responsibilities as COO. “This new structure will allow me to give greater focus to our key corporate priorities. Tim is an exceptional leader. He has held executive roles in all three sectors of our business, and will continue to provide extraordinarily valuable direction to SRA.”

Atkin has been Senior Vice President of the SRA Global Health Sector (GHS). He will remain interim leader of GHS until a replacement is named. Previously, he managed the Civil Government business and started the homeland security and critical infrastructure protection programs. Before joining SRA, Atkin was a member of the U.S. Government Senior Executive Service, Chief of Staff to the Deputy Secretary of the Department of Labor, a director at the National Security Council and he served with the U.S. Coast Guard. Atkin has a Bachelor of Science in Government from the U.S. Coast Guard Academy and received a Masters in Public Administration from Harvard University’s John F. Kennedy School of Government.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cybersecurity; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; logistics; public health preparedness; strategic management consulting; systems engineering; and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The company and its subsidiaries employ more than 6,600 employees serving clients from headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of December 22, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to December 22, 2008.

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